Exhibit 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of February 18, 2015, by and among (A) PERFORMANCE FOOD GROUP, INC., a Colorado corporation (the “Lead Borrower”); (B) the other Borrowers identified on the signature pages hereto (together with the Lead Borrower, the “Borrowers”); (C) PFGC, INC., as a Guarantor (“Holdings”); (D) the Lenders signatory hereto; (E) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders (“Administrative Agent”); (F) MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”); (G) MIHI, LLC (“Macquarie”); and (H) NOMURA CORPORATE FUNDING AMERICAS, LLC (“Nomura”; MSSF, Macquarie, and Nomura, collectively, the “Additional Parties” and, each, an “Additional Party”).

STATEMENT OF PURPOSE

WHEREAS, the Borrowers, Holdings, the Lenders party thereto and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of May 8, 2012, as amended by that certain First Amendment to Credit Agreement dated as of May 6, 2013 (and as the same may be further amended, restated, supplemented or otherwise modified from time to time before the date hereof, the “Credit Agreement”).

WHEREAS, the Borrowers have requested certain amendments and modifications to and under the Credit Agreement as more particularly described herein (including, subject to the terms and conditions set forth herein, an increase to the existing Tranche A Commitments in an aggregate principal amount equal to $400,000,000).

WHEREAS, the Administrative Agent and the Lenders party hereto have agreed, subject to the terms and conditions set forth herein, to such amendments and modifications to and under the Credit Agreement as provided herein.

WHEREAS, each of the Additional Parties is executing and delivering this Agreement to enter into and confirm certain agreements as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 Definitions. In addition to other terms which may be defined herein (including, without limitation, in the preamble and recitals to this Agreement, terms used, but not defined, herein shall have the meanings given such terms in the Credit Agreement.

SECTION 2 Required Lender Amendments. Subject to and in accordance with the terms and conditions set forth herein (including, without limitation, Sections 5 and 6 of this Agreement), and effective on and after the Second Amendment Effective Date (as defined in Section 5 below), the Credit Agreement is hereby amended as follows:

(a) Amendments to Section 1.01. Each of the following new definitions is added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Consolidated Secured Net Debt” means Consolidated Total Net Debt minus the portion of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary included in Consolidated Total Net Debt that is not secured by any Lien on property or assets of Holdings, the Borrower or any Restricted Subsidiary (it being understood and agreed, for the avoidance of doubt, that any obligations in respect of the Excluded Sale Leasebacks shall be deemed not to be Consolidated Secured Net Debt).

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings, the Borrower and its Restricted Subsidiaries for such Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments, minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) on the balance sheet of Holdings, the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided further that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under (i) Swap Contracts and (ii) the Subordinated Contribution Note do not constitute Consolidated Total Net Debt.

“Purple ABL Loans” means any Tranche A Loans made on the Purple Effective Date, the proceeds of which are used to pay, in whole or in part, the purchase price for the Purple Acquisition or the fees, costs, and expenses related to the Purple Acquisition.

“Purple Acquisition” means the purchase of the Purple Assets by the Purple Purchasers from the Purple Sellers pursuant to the Purple Purchase Agreement.

“Purple Assets” means the “Purchased Assets” (as defined in the Purple Purchase Agreement).

“Purple Amendment Fee” has the meaning given such term in Section 2.11(f).

“Purple Commitment Letter” means that certain Incremental Facilities Commitment Letter, dated as of February 2, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time), by and among the Lead Borrower, Wells Fargo Bank, National Association, and certain other financial institutions party thereto.

“Purple Effective Date” means the date on which each of the Purple Effective Date Conditions has been satisfied.

“Purple Effective Date Conditions” means each of the conditions precedent set forth in Schedule P.

“Purple Fee Letter” means the Fee Letter dated as of February 2, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time), by and among the Lead Borrower, Wells Fargo Bank, National Association, and certain other financial institutions party thereto.

“Purple Increase Commitment” means (a) with respect to each Purple Increase Lender who is, as of the Second Amendment Effective Date, a Lender, the amount by which such Purple Increase Lender’s Tranche A Commitment will be increased on the Purple Effective Date and (b) with respect to each Purple Increase Lender which becomes a Lender as of the Purple Effective Date, the amount of such Purple Increase Lender’s new Tranche A Commitment, in each case, subject to the satisfaction or waiver of the Purple Effective Date Conditions and any assignment of such commitment (to the extent permitted under the Purple Commitment Letter) and assuming the ABL Election (as defined in the Purple Fee Letter) has been exercised. The amount of each Purple Increase Lender’s Purple Increase Commitment as of the Second Amendment Effective Date is set forth in Schedule P-1. The aggregate amount of the Purple Increase Commitments as of the Second Amendment Effective Date is $400,000,000. On and after the Purple Effective Date, all references in this Agreement to the “Tranche A Commitments” shall include the Purple Increase Commitments.

“Purple Increase Lenders” means each Lender and each other Person who becomes a Lender on the Purple Effective Date in accordance with the Second Amendment who holds a Purple Increase Commitment. As of the Second Amendment Effective Date, the Purple Increase Lenders are set forth on Schedule P-1. On and after the Purple Effective Date, all references in this Agreement to “Tranche A Lenders” shall include the Purple Increase Lenders.

“Purple Parent Seller” has the meaning given such term in Schedule P.

“Purple Purchase Agreement” has the meaning given such term in Schedule P.

“Purple Purchasers” means the Lead Borrower and any of its Domestic Subsidiaries which have, pursuant to the Purple Purchase Agreement, purchased any of the Purple Assets.

“Purple Seller” and “Purple Sellers” has the meaning given such term in Schedule P.

“Purple Term Debt” means Additional Permitted Debt incurred pursuant to the Second Lien Credit Agreement on the Purple Effective Date, the proceeds of which are used to pay, in whole or in part, the purchase price for the Purple Acquisition and the fees, costs, and expenses related to the Purple Acquisition (and any Permitted Refinancing thereof).

“Purple Transition Services Agreement” means the Transition Services Agreement in the form attached as Exhibit A to the Purple Purchase Agreement (as amended and in effect from time to time, including all Schedules and Exhibits thereto), to be entered into on the Purple Effective Date by the Lead Borrower, the Purple Parent Seller, USF Parent Holding Corp. and Sysco Corporation.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of February 18, 2015, by and among the Borrowers, Holdings, the Lenders party thereto, and the Administrative Agent.

“Second Amendment Effective Date” means the “Second Amendment Effective Date” as defined in the Second Amendment.

“Second Lien Credit Agreement” means that certain Credit Agreement dated as of the First Amendment Effective Date among the Lead Borrower, as borrower thereunder, Holdings, as guarantor thereunder, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent for such lenders (as the same may be amended, restated, supplemented, or otherwise modified from time to time).

(b) Additional Amendments to Section 1.01. Each of the following definitions in Section 1.01 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“First Amendment Effective Date” means May 14, 2013.

“Revolving Credit Amount” means $1,400,000,000, as such amount may be increased or reduced in accordance with the terms of this Agreement (including, without limitation, by the Purple Increase Commitments on the Purple Effective Date).

“Second Lien Term Loans” means the term loans, in an aggregate original principal amount of $750,000,000, made on the First Amendment Effective Date pursuant to the Second Lien Credit Agreement, which such term loans constitute (a) a Permitted Refinancing of the Senior Notes and (b) Additional Permitted Debt.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule I hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement. As of the Second Amendment Effective Date, the Tranche A Commitments aggregate $1,320,000,000. On the Purple Effective Date (subject to the satisfaction or waiver of the Purple Effective Date Conditions), the aggregate principal amount of Tranche A Commitments shall be increased to $1,720,000,000 to reflect the Purple Increase Commitments, and the Administrative Agent shall have the right to amend Schedule I hereto on the Purple Effective Date so that it reflects the increased or new (as applicable) Tranche A Commitments of the Purple Increase Lenders. Upon giving effect to the Purple Increase Commitments, each Lender authorizes Administrative Agent to reallocate all outstanding Tranche A Loans so that each Tranche A Lender shall have its Pro Rata Share thereof (and each Tranche A Lender agrees to cooperate with Administrative Agent in effecting such reallocation, including, without limitation, by the making of funding or accepting payments in respect of its Tranche A Loans, in each case as directed by Administrative Agent).

(c) Amendment to Section 2.11. Section 2.11 of the Credit Agreement is hereby amended by adding the following new clause (f) thereto:

(f) On the Purple Effective Date, the Lead Borrower shall have paid to the Administrative Agent a fee for the account of each Lender (other than the Purple Increase Lenders) who consented to the amendments set forth in Sections 2 and 3 of the Second Amendment (in the manner set forth in the Second Amendment) (as to each such Lender, the “Purple Amendment Fee”), which fee shall be equal to 0.10% of the aggregate amount of such Lender’s Tranche A Commitment and Tranche A-1 Commitment as of the Purple Effective Date; provided, however, that any such Lender may decline or waive its right to receive the Purple Amendment Fee (which, for the avoidance of doubt, shall reduce the aggregate Purple Amendment Fee to be paid by the Lead Borrower). For the avoidance of doubt, the Purple Amendment Fee shall, additionally, be subject to the terms of Section 2.11(e).

(d) Amendment to Section 2.17(b)(viii). Section 2.17(b)(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(viii) on each Additional Revolving Credit Closing Date and after giving effect to any Additional Commitments which become effective on such Additional Revolving Credit Closing Date:

(A) to the extent such Additional Commitments are Tranche A Commitments, each Tranche A Lender providing a new or increased Tranche A Commitment shall make Tranche A Loans which will, as applicable and as reasonably determined by the Administrative Agent, be applied to effect the reallocation of the Tranche A Loans among the Tranche A Lenders (with any repayment of a Tranche A Loan in connection with such reallocation being accompanied by accrued interest on the Tranche A Loan being repaid and any Breakage Costs) such that, after giving effect thereto and the reallocations contemplated in the foregoing clause (vii), each Tranche A Lender’s share of all Tranche A Credit Extensions shall equal its Pro Rata Share thereof;

(B) to the extent such Additional Commitments are Tranche A-1 Commitments, each Tranche A-1 Lender providing a new or increased Tranche A-1 Commitment shall make Tranche A-1 Loans which will, as applicable and as reasonably determined by the Administrative Agent, be applied to the repayment of Tranche A Loans (which repayment shall be accompanied by accrued interest on the Tranche A Loans being repaid and any Breakage Costs) until all Tranche A Loans are repaid in full (or, if such Tranche A-1 Commitments are to become effective contemporaneously with any particular transaction permitted hereunder and the proceeds of Tranche A-1 Loans are to be used to finance or make payments in connection with such transaction, then the proceeds of such Tranche A-1 Loans may be applied directly to such financing or payments, subject to the Administrative Agent’s reasonable approval of the funding mechanics relating to such proceeds and the proceeds of any Tranche A Loans that might be made in connection therewith) and, then, to effect the reallocation of Tranche A-1 Loans among the Tranche A-1 Lenders (with each repayment of any Tranche A-1 Loan in connection with such reallocation being accompanied by accrued interest on the Tranche A-1 Loan being repaid and any Breakage Costs) such that, after giving effect thereto, each Tranche A-1 Lender’s share of all Tranche A-1 Credit Extensions shall equal its Pro Rata Share thereof;

(e) Amendment to Section 4.02. The introductory paragraph of Section 4.02 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

Section 4.02 Conditions to All Credit Extensions. Except as set forth in Section 4.03, the obligation of each Lender to honor any Request for Credit Extension (excluding a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) and of the Issuing Bank to issue each Letter of Credit is subject to the following conditions precedent:

(f) Amendment to Article IV. Article IV of the Credit Agreement is amended by including the following new Section 4.03:

Section 4.03 Conditions to the Effectiveness of the Purple Commitment and the Making of Purple ABL Loans. The effectiveness of the Purple Increase Commitment and the obligation of each Lender to honor any Request for Credit Extension for Purple ABL Loans is subject only to the satisfaction or waiver of the Purple Effective Date Conditions (but for those which may be satisfied only by the making of the Purple ABL Loans and the application of the proceeds thereof).

(g) Amendment to Section 6.01(e). Section 6.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e) on the 15th Business Day of each of the three full calendar months following the Purple Effective Date (or more frequently as the Lead Borrower may elect) and, in all other cases, on the 10th Business Day of each fiscal month (or more frequently as the Lead Borrower may elect), a certificate in the form of Exhibit J or, after the Purple Effective Date, such other form derived from Exhibit J as is reasonably acceptable to both the Administrative Agent and the Lead Borrower (each, a “Borrowing Base Certificate”) showing the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the close of business for the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Lead Borrower, a subsequent date), each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Lead Borrower by a Responsible Officer of the Lead Borrower; provided that if Excess Availability is at any time less than the Trigger Amount (Collateral Reporting), such Borrowing Base Certificate shall be furnished, at the election of the Administrative Agent in its sole discretion, within twelve days following the close of business of the second and fourth fiscal weeks of each fiscal month (or, if such twelfth day is not a Business Day, on the next succeeding Business Day), as of the close of business of such preceding second or fourth fiscal week of the fiscal month; and provided, further that after any Disposition or Casualty Event with respect to Collateral subject to the Borrowing Base having a fair market value in excess of $5,000,000 (other than sales of inventory in the ordinary course of business), the Lead Borrower shall promptly (and in any event prior to the next Borrowing) deliver a revised Borrowing Base Certificate reflecting such Disposition or Casualty Event; and

(h) Amendment to Section 7.02(j)(E)(1). Section 7.02(j)(E)(1) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, (A) in the case of the Purple Acquisition, no Event of Default under Sections 8.01(a), (f), or (g) shall exist or result therefrom and (B) in all other cases, no Default shall exist or would result therefrom;

(i) Amendment to Section 7.02(j)(F). Section 7.02(j)(F) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(F) the Lead Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (and, in the case of the Purple Acquisition, the Lead Borrower hereby agrees, as a covenant and not as a condition precedent to the Purple Acquisition, to provide Administrative Agent with a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis giving effect to the Purple Acquisition, any Purple ABL Loans, and the Purple Term Debt) for the most recently completed Test Period prior to the Purple Effective Date (with Administrative Agent hereby agreeing that it has, before the Second Amendment Effective Date, received such calculation for the Test Period ended on or about December 27, 2014));

(j) Amendment to Section 7.03(e). The second proviso in Section 7.03(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

provided that the aggregate amount of such Indebtedness incurred pursuant to clause (i) of this paragraph (e) (and any Permitted Refinancing thereof) and outstanding at any one time shall not exceed (x) $125,000,000 or (y) if the Pro Forma Excess Availability Condition has been satisfied with respect thereto and no Default exists or would result therefrom, $175,000,000;

(k) Amendment to Section 7.03(r). Section 7.03(r) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(r) the following Indebtedness (collectively, the “Additional Permitted Debt”):

(i) the Second Lien Term Loans;

(ii) additional term Indebtedness; provided that (A) such Indebtedness is incurred on terms not materially less favorable to the Lenders than those governing the Second Lien Term Loans, (B) such Indebtedness is unsecured or secured pursuant to Section 7.01(ee); (C) such Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Second Lien Term Loans; (D) immediately after giving effect thereto the Consolidated Secured Net Leverage Ratio determined on a Pro Forma Basis would not exceed 5.50 to 1.00; and (E) at the time such Indebtedness is incurred and immediately after giving effect thereto, (1) for the Purple Term Debt, no Event of Default under Sections 8.01(a), (f), or (g) shall have occurred and be continuing or (2) in all other cases, no Default shall have occurred and be continuing; and

(iv) any Permitted Refinancing of any of the foregoing Indebtedness in this clause (r).

(l) Amendment to Section 7.06(k). The terms of Section 7.06(k) of the Credit Agreement, from the beginning of such section up to, but not including, “(i)” is hereby amended so that it reads, in its entirety, as follows:

(k) prior to the Purple Effective Date, in addition to the foregoing Restricted Payments and so long as no Default shall exist or would result therefrom, Holdings and the Borrowers may make additional Restricted Payments:

(m) Amendment to Section 7.06. Section 7.06 of the Credit Agreement is hereby amended by (i) replacing the “and” at the end of clause (k) thereof with “;”; (ii) replacing the “.” at the end of clause (l) with “; and”; and (iii) adding the new clause (m) thereto:

(m) after the Purple Effective Date, in addition to the foregoing Restricted Payments, Holdings and the Borrowers may make additional Restricted Payments so long as (1) no Default shall exist or would result therefrom; (2) on the date such Restricted Payment is made and on each of the 30 consecutive days immediately preceding the date on which such Restricted Payment is made, Excess Availability (determined on each relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Payment) equals or exceeds 15% of the Revolving Credit Amount; (3) if, on the date such Restricted Payment is made and on each of the 30 consecutive days immediately preceding the date on which such Restricted Payment is made, Excess Availability (determined on each relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Payment) is less than 17.50% of the Revolving Credit Amount, then the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b)) is at least 1.10 to 1.00; and (4) the Chief Financial Officer or other financial officer of the Lead Borrower shall have executed and delivered a certificate to the Administrative Agent demonstrating in reasonable detail the satisfaction of each of the conditions set forth in this clause (l) (for the avoidance of doubt, with respect to this clause (l), in no event shall Excess Availability be reduced by the amount of such Restricted Payment if there are no Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Payment on the date of such Restricted Payment or during the applicable 30-consecutive day period).

(n) Amendment to Section 7.12(a)(vi). Section 7.12(a)(vi) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(vi) other Restricted Debt Payments, so long as:

(A) prior to the Purple Effective Date, (1) no Default then exists or would arise as a result of the making of such payment, and (2) both immediately prior to and after giving effect to the making of such payment, either (aa) the Pro Forma Excess Availability Condition (Certain Covenants) is satisfied with respect thereto and after giving effect to the making of such payment, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis for the Test Period most recently ended prior to such payment) is at least 1.25 to 1.00;

provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (aa), payments being made hereunder shall be added to Debt Service Charges, or (bb) the Pro Forma Excess Availability Condition has been satisfied with respect thereto and after giving effect to the making of such payment, the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis for the Test Period most recently ended prior to such payment) is at least 1.25 to 1.00; or

(B) after the Purple Effective Date, (1) no Default then exists or would arise as a result of the making of such payment; (2) on the date such Restricted Debt Payment is made and on each of the 30 consecutive days immediately preceding the date on which such Restricted Debt Payment is made, Excess Availability (determined on each relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Debt Payment) equals or exceeds 15% of the Revolving Credit Amount; (3) if, on the date such Restricted Debt Payment is made and on each of the 30 consecutive days immediately preceding the date on which such Restricted Debt Payment is made, Excess Availability (determined on each relevant date on a pro forma basis by giving effect to any Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Debt Payment) is less than 17.50% of the Revolving Credit Amount, then the Consolidated Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis for the Test Period most recently ended prior to such Restricted Debt Payment and by adding (but without duplication) such Restricted Debt Payment to Debt Service Charges) is at least 1.10 to 1.00; and (4) before such Restricted Debt Payment is made, the Chief Financial Officer or other financial officer of the Lead Borrower shall have executed and delivered a certificate to the Administrative Agent demonstrating in reasonable detail the satisfaction of each of the conditions precedent set forth in the immediately preceding clauses (B)(1) through (B)(3) (for the avoidance of doubt, with respect to this clause (B), in no event shall Excess Availability be reduced by the amount of any such Restricted Debt Payment if there are no Loans made or Letters of Credit issued in connection with or in contemplation of such Restricted Debt Payment on the date of such Restricted Debt Payment or during the applicable 30-consecutive day period).

(o) Amendment to Article VII. Article VII of the Credit Agreement is hereby amended by adding the following new Section 7.16 thereto:

SECTION 7.16. Amendments to Purple Transition Services Agreement. Unless the Purple Transition Services Agreement is terminated or the Purple Acquisition does not occur (a) without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed), agree to any amendment or modification to, or waive any rights under, Section 3.08 and Section 3.09 of the Purple Transition Services Agreement in the form agreed on February 2, 2015, or (b) without the prior written consent of

Administrative Agent (which consent shall not be unreasonably withheld, delayed, or conditioned), otherwise agree to any amendment or modification to, or waive any rights under, the Purple Transition Services Agreement if the effect thereof, taken as a whole, could reasonably be expected to have a Material Adverse Effect or could materially and adversely affect the Credit Parties or the Loan Parties; provided, however, the Administrative Agent agrees to provide the Specified Notice (as defined in the Purple Transition Services Agreement) and/or the Rescission Notice (as defined in the Purple Transition Services Agreement) in accordance with the Purple Transition Services Agreement.

(p) Amendment to Credit Agreement. The Credit Agreement is hereby amended by adding a new Schedules P and P-1 thereto in the same form as Schedules P and P-1 attached to this Agreement.

(q) Amendment to Credit Agreement. The Credit Agreement is hereby amended by adding a new Exhibit P thereto in the same form as Exhibit P attached to this Agreement.

(r) Omnibus Amendment Regarding “Additional Permitted Debt.” Each instance in the Credit Agreement and the other Loan Documents of the phrase “Permitted Additional Debt” is amended so that it reads, in its entirety, as “Additional Permitted Debt.”

SECTION 3 Supermajority Lender Amendments. Subject to and in accordance with the terms and conditions set forth herein (including, without limitation, Sections 4 and 5 of this Agreement), and effective on and after the Second Amendment Effective Date (as defined in Section 4 below), the Credit Agreement is hereby amended as follows:

(a) Amendments to Section 1.01. The following new definitions are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Purple Borrowing Base Assets” means all Accounts and Inventory arising or existing in connection with or pursuant to the business acquired by the Borrower Parties pursuant to the Purple Purchase Agreement (with it being acknowledged and agreed that, any other term or provision of this Agreement to the contrary notwithstanding, none of the Purple Borrowing Base Assets will be included in any calculations or determinations under either clauses (a) or (b) of the definition of “Tranche A Borrowing Base” or clauses (a) or (b) of the definition of “Tranche A-1 Borrowing Base” until the Purple Borrowing Base Component has been reduced to $0.00).

“Purple Borrowing Base Component” means:

(a) subject to the following clause (b), at any time of determination, an amount determined as follows (with each of the changes in such amount as are described below becoming effective automatically and without notice to any Person):

(i) at all times before the Purple Effective Date, $0.00;

(ii) for the period commencing on (and including) the Purple Effective Date, through and including the 90th day following the Purple Effective Date, the greater of (i) the amount of availability which would be derived from the Purple Borrowing Base Assets (as determined (after completion of all field examinations, appraisals, and due diligence relating to the Purple Borrowing Base Assets as is reasonably required by the Administrative Agent) by applying the eligibility criteria and related provisions to such assets in accordance with the terms of this Agreement and presented in a duly completed and delivered Borrowing Base Certificate which is in form and substance reasonably satisfactory to the Administrative Agent) and (ii) $300,000,000;

(iii) for the period commencing on (and including) the 91st day following the Purple Effective Date through and including the 120th day following the Purple Effective Date, the greater of (i) the amount of availability which would be derived from the Purple Borrowing Base Assets (as determined (after completion of all field examinations, appraisals, and due diligence relating to the Purple Borrowing Base Assets as is reasonably required by the Administrative Agent) by applying the eligibility criteria and related provisions to such assets in accordance with the terms of this Agreement and presented in a duly completed and delivered Borrowing Base Certificate which is in form and substance reasonably satisfactory to the Administrative Agent) and (ii) $175,000,000; and

(iv) on and after the 121st day following the Purple Effective Date, $0.00.

(b) Any of the foregoing clause (a) to the contrary notwithstanding, at any time after the completion of all field examinations, appraisals, and due diligence relating to the Purple Borrowing Base Assets as is reasonably required by the Administrative Agent, Lead Borrower may, in its discretion, by written notice to Administrative Agent and delivery of a duly completed Borrowing Base Certificate which is in form and substance reasonably satisfactory to the Administrative Agent, irrevocably request to reduce permanently the Purple Borrowing Base Component to $0.00 and, upon Administrative Agent’s receipt of such notice and Borrowing Base Certificate and reasonable confirmation of the form and content thereof, the Purple Borrowing Base Component will be reduced to $0.00 and the amount of availability derived from the Purple Borrowing Base Assets shall thereafter be determined by applying the eligibility criteria and related provisions to such assets in accordance with the terms of this Agreement.

(b) Additional Amendments to Section 1.01. Each of the following definitions in Section 1.01 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“RE Initial Amount” means the Appraised Value of Eligible Real Property of the Borrower Parties determined as of the date of the Real Property Appraisals thereof conducted on or most recently before the Second Amendment Effective Date.

“RE Principal Reduction Amount” means, with respect to any fiscal quarter of Holdings, an amount equal to the sum of (a) for Real Property included in the Borrowing Base on the Second Amendment Effective Date, the product of (i) the RE Initial Amount multiplied by (ii) 1/40th multiplied by (iii) the number of full fiscal quarters that have elapsed since the Second Amendment Effective Date, plus (b) for all Additional Real Property, the sum of each product of (i) the applicable RE Addition Amount multiplied by (ii) 1/40th multiplied by (iii) the number of full fiscal quarters that have elapsed since the applicable RE Addition Date, in each case, excluding any component of the foregoing attributable to any Real Property that is no longer Eligible Real Property.

“RS Initial Amount” means the Appraised Value of Eligible Rolling Stock of the Borrower Parties determined as of the date of the Rolling Stock Appraisals thereof conducted on or most recently before the Second Amendment Effective Date.

“RS Initial Date” means the Second Amendment Effective Date.

“RS Principal Reduction Amount” means, with respect to any fiscal quarter of Holdings, an amount equal to the sum of (a) for Rolling Stock included in the Borrowing Base on the Second Amendment Effective Date, the product of (i) the RS Initial Amount multiplied by (ii) 1/28th multiplied by (iii) the number of full fiscal quarters that have elapsed since the Second Amendment Effective Date plus (b) for all Additional Rolling Stock, the sum of each product of (i) the applicable RS Addition Amount multiplied by (ii) 1/28th multiplied by (iii) the number of full fiscal quarters that have elapsed since the applicable RS Addition Date, in each case, excluding any component of the foregoing attributable to any Rolling Stock that is no longer Eligible Rolling Stock.

(c) Additional Amendment to Section 1.01. Clause (a)(ii) of the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(ii) on the first day of each calendar quarter (each, an “Adjustment Date”), commencing with the calendar quarter beginning immediately after the first full calendar quarter completed after the Closing Date, a percentage per annum equal to the applicable percentage determined from such pricing grid based upon average daily Excess Availability for the most recently ended calendar quarter immediately preceding such Adjustment Date (provided, however, that, (A) for the period commencing automatically on the Purple Effective Date through and including the first Adjustment Date following the date on which the Purple Borrowing Base Component has been reduced to $0.00 (as contemplated in clause (a)(iv) or (b) of the definition thereof), the Applicable Rate will be determined by reference to Level II of such pricing grid in all cases where the Applicable Rate would otherwise be determined by reference to Level I of such pricing grid and (B) on the first Adjustment Date following the date on which the Purple Borrowing Base Component was reduced to $0.00 (as contemplated in clause (a)(iv) or (b) thereof), the Applicable Rate shall be determined as otherwise provided in this definition, as if the immediately preceding clause (A) had never existed);

(d) Additional Amendment to Section 1.01. Clause (e) of the definition of “Eligible Accounts” in Section 1.01 of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility, including in the case of a creditor or supplier, shall be limited to the amount of such offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance); provided, however, the provisions of the Purple Transition Services Agreement shall not cause any Account to be ineligible under this clause (e), so long as the Purple Transition Services Agreement has not been amended in a manner prohibited by the terms of this Agreement and no party to the Purple Transition Services Agreement is in default, in any material respect, of such party’s obligations thereunder.

(e) Additional Amendment to Section 1.01. Clause (i)(iii) of the definition of “Eligible Rolling Stock” in Section 1.01 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(iii) is more than eight (8) years old (as measured by model year) at the time that it is added to Eligible Rolling Stock;

(f) Additional Amendment to Section 1.01. The definition of “Tranche A Borrowing Base” in Section 1.01 of the Credit Agreement is amended as follows:

(i) renumbering clause (e) so that it is clause (f); and

(ii) by replacing the instance of “minus” which immediately follows clause (d) with the following:

plus

(e) the Purple Borrowing Base Component;

minus

(g) Additional Amendment to Section 1.01. The definition of “Tranche A-1 Borrowing Base” in Section 1.01 of the Credit Agreement is amended as follows:

(i) renumbering clause (e) so that it is clause (f); and

(ii) by replacing the instance of “minus” which immediately follows clause (d) with the following:

plus

(e) solely to the extent the Tranche A-1 Borrowing Base applies to Tranche A Credit Extensions or the calculation of Excess Availability, Trigger Amount (Collateral Reporting), Suppressed Excess Availability or Incremental Availability, the Purple Borrowing Base Component;

minus

(h) Amendment to Section 6.18(a). Section 6.18(a) of the Credit Agreement is hereby amended so that it reads, in its entirety, as follows:

(a) The Borrowers (other than a Caribbean Party) may, at the election of the Lead Borrower, add Real Property to the Borrowing Base after the Second Amendment Effective Date (“Additional Real Property”); provided that (i) the Lead Borrower shall provide 30 days’ (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice of its intent to add any Additional Real Property (including a list of such Real Property identifying the owner and address of such Real Property), (ii) the Additional Real Property shall meet the requirements of Eligible Real Property (including the requirements of the Collateral and Guarantee Requirement and Sections 6.11 and 6.13, in each case as if such provisions were directly applicable to such Additional Real Property) and (iii) Additional Real Property shall not be added to the Borrowing Base more than one time per fiscal quarter unless the Administrative Agent otherwise agrees in its sole discretion

(i) Amendment to Section 6.18. Section 6.18 of the Credit Agreement is hereby amended by adding the following new clauses (c) and (d):

(c) The Loan Parties shall, commencing immediately upon the occurrence of the Purple Effective Date and continuing until the Purple Borrowing Base Component has been reduced to $0.00, exercise their commercially reasonable efforts to assist the Administrative Agent with the completion of all collateral due diligence (including, without limitation, the conduct of field examinations and appraisals) in respect of the Purple Acquisition.

(d) Subject to the occurrence of the Purple Effective Date and the effectiveness of the Purple Increase Commitment, upon the reasonable written request of the Administrative Agent, the Loan Parties shall execute and deliver to the Collateral Agent (within 90 days following the date of Administrative Agent’s written request or such longer period of time agreed to in writing by the Administrative Agent), amendments to such Mortgages respecting Mortgaged Properties in such jurisdictions as the Administrative Agent may reasonably specify (in each case, to reflect the increased Tranche A Commitments) and, if required by the Administrative Agent and provided with respect to the Purple Term Debt, fully paid new, amended, or supplemented title insurance policies (consistent with the requirements therefor as set forth in the definition of Collateral and Guarantee Requirement) and a customary legal opinion respecting such Mortgage or amendment thereto.

SECTION 4 Certain Agreements of the Additional Parties.

(a) As used in this Section 4, the following terms have the following meanings:

“Joinder Conditions” means the conditions precedent set forth on Schedule P to this Agreement.

“Purple Commitment Letter” means the Incremental Facilities Commitment Letter, dated as of February 2, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time), by and among the Lead Borrower, Wells Fargo Bank, National Association, and certain other financial institutions party thereto.

“Purple Fee Letter” means the Fee Letter, dated as of February 2, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time) by and among the Lead Borrower, Wells Fargo Bank, National Association, and certain other financial institutions party thereto.

(b) Each Additional Party hereby acknowledges and agrees that (i) it is an “ABL Lender” (as such term is defined and used in the Purple Fee Letter); (ii) it has, pursuant to the Purple Commitment Letter and the Purple Fee Letter, committed to provide a Tranche A Commitment under the Credit Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time, including, without limitation, pursuant to the terms of this Agreement) in the amount specified in Schedule P-1 to this Agreement (as construed by giving effect to the terms of this Agreement) on the date on which the Purple Acquisition (as defined on Schedule P) occurs, subject only to the satisfaction or waiver of the Joinder Conditions.

(c) Each Additional Party agrees that, on the date on which all of the Joinder Conditions have been satisfied or waived, it shall automatically be and be deemed to be a party to the Credit Agreement as a “Lender” and as a “Tranche A Lender” thereunder and to be bound by the provisions thereof as a “Lender” and “Tranche A Lender” thereunder, in each case, to the same extent as if originally a party thereto as a “Lender” and a “Tranche A Lender” and will have a Tranche A Commitment equal to the Purple Increase Commitment set forth as to such Additional Party on Schedule P-1 to this Agreement.

(d) Each Additional Party (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed necessary and appropriate to make its own credit analysis and decision to enter into this Agreement and, as provided herein, become a “Lender” and a “Tranche A Lender” under the Credit Agreement; (ii) agrees that it will, upon its joinder to the Credit Agreement as a “Lender” and “Tranche A Lender,” independently and without reliance upon Administrative Agent or any other Credit Party, based upon such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking any action under the Credit Agreement and the other Loan Documents; (iii) simultaneously with its joinder to the Credit Agreement as a “Lender” and “Tranche A Lender,” shall be deemed to have appointed and authorized Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent or Collateral Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will, at all times after its joinder to the Credit Agreement as a “Lender” and a “Tranche A Lender,” be bound by the provisions of the Loan Documents and will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a “Lender” and “Tranche A Lender”; and (v) approves of the terms of this Agreement (including, without limitation, the amendments contained herein).

(e) Each of Administrative Agent, Collateral Agent, each Lender, Swingline Lender, each Issuing Bank, and each Loan Party hereby consents to each Additional Party’s becoming a party to the Credit Agreement as a “Lender” and “Tranche A Lender” on the terms set forth herein.

(f) The representations, warranties, covenants, and agreements of the Additional Parties under this Section 4 are several and not joint or joint and several.

SECTION 5 Effectiveness. Subject to the terms and conditions of Section 6 of this Agreement, this Agreement shall become effective on the date upon which each of the following conditions is satisfied (such date, the “Second Amendment Effective Date”):

(a) Receipt of Certain Documents. The Administrative Agent shall have received each of the following, each of which shall be an original, facsimile, or other electronic format (followed promptly by an original) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)	Counterparts of this Agreement duly executed by the Borrowers, Holdings, the Required Lenders and the Administrative Agent; and

(ii)	Counterparts of the Guarantor Acknowledgement duly executed by the Guarantors (other than Holdings).

(b) Fees and Expenses. The Administrative Agent shall have been paid all fees owed to it and, to the extent required by the Credit Agreement, reimbursed for all reasonable, invoiced out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Agreement, including the reasonable, invoiced fees and disbursements of counsel for the Administrative Agent.

SECTION 6 Effectiveness of Amendments.

(a) Agreeing Only to Required Lender Amendments. If a Lender executes and delivers a counterpart to this Agreement but does not make a deliberate mark (e.g., an “x”; a checkmark; a signer’s initials; etc.) on the line entitled “Agreement to All Amendments,” then such Lender shall be deemed to have consented (subject to the other terms and conditions set forth herein) only to the amendments set forth in Section 2.

(b) Agreeing to All Amendments. If a Lender executes and delivers a counterpart to this Agreement and makes a deliberate mark on the line entitled “Agreement to All Amendments,” then such Lender shall be deemed to have consented (subject to the other terms and conditions set forth herein) to the amendments set forth in Section 2 and Section 3 of this Agreement.

(c) Effectiveness of Required Lender Amendments. The amendments in Section 2 of this Agreement shall become effective on the Second Amendment Effective Date.

(d) Effectiveness of All Amendments. The amendments in Section 3 of this Agreement and the terms of Section 4 of this Agreement shall become effective only upon (i) the satisfaction of the conditions precedent set forth in Section 5 of this Agreement; (ii) Administrative Agent’s receipt of counterparts of this Agreement duly executed by Lenders who have executed this Agreement in the manner provided in the foregoing clause (b) and are sufficient to constitute Supermajority Lenders; and (iii) Administrative Agent’s receipt of counterparts of this Agreement duly executed by each of the Additional Parties (the date on which the conditions precedent in this clause (d) are satisfied, the “All Amendments Effective Date”), in which case the amendments in Section 3 of this Agreement and the terms of Section 4 of this Agreement shall be deemed to have become effective simultaneously with the effectiveness of the amendments in Section 2 on the Second Amendment Effective Date.

SECTION 7 Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Agreement shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or a waiver of any Default or Event of Default, (b) to prejudice any right or rights which Administrative Agent or Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented, or modified from time to time, or (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with any Borrower or any other Person with respect to any waiver, amendment, modification, or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of Lenders or Administrative Agent, or any of them, under or with respect to any such documents.

SECTION 8 Representations and Warranties.

(a) General Representations and Warranties. Each Loan Party party hereto represents and warrants, as of the Second Amendment Effective Date and the All Amendments Effective Date, that (i) it has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement, (ii) it has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement, (iii) this Agreement has been duly executed and delivered on behalf of such Loan Party and (iv) this Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms; provided, that the enforceability hereof is subject to general principles of equity, to a covenant of good faith and fair dealing and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

(b) Specific Representations and Warranties.

(i) Each Loan Party party hereto represents and warrants, as of the Second Amendment Effective Date and the All Amendments Effective Date, that (A) the representations and warranties made by such Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the Second Amendment Effective Date and the All Amendments Effective Date; provided, that any representation and warranty made as of an earlier date shall remain true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect,” or similar language shall remain true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (B) no Default or Event of Default has occurred and is continuing or will result after giving effect to this Agreement on and as of the Second Amendment Effective Date and on and as of the All Amendments Effective Date; and

(ii) Holdings represents and warrants that on the Second Amendment Effective Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent. Holdings represents and warrants that on the All Amendments Effective Date, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 9 Acknowledgement and Reaffirmation. By its execution hereof, each Loan Party party hereto hereby expressly (a) acknowledges and agrees to the terms and conditions of this Agreement, (b) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in the Credit Agreement and the other Loan Documents to which it is a party and (c) acknowledges that its respective covenants, representations, warranties and other obligations set forth in the Credit Agreement and the other Loan Documents to which it is a party remain in full force and effect.

SECTION 10 Execution in Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11 Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York.

SECTION 12 Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.

SECTION 13 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, beneficiaries, successors and permitted assigns.

[Continued on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

PERFORMANCE FOOD GROUP, INC.

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

PFGC, INC.

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

Performance Food Group, Inc.

Second Amendment

Signature Page

Guarantor Acknowledgement

Each of the undersigned, in its capacity as a Guarantor, acknowledges that its consent to the foregoing Agreement is not required, but each of the undersigned nevertheless does hereby consent to the foregoing Agreement and to the documents and agreements referred to therein. Nothing herein shall in any way limit any of the terms or provisions of the Guaranty of the undersigned or the Collateral Documents executed by the undersigned in the Administrative Agent’s and the Lenders’ favor, or any other Loan Document executed by the undersigned (as the same may be amended from time to time), all of which are hereby ratified and affirmed in all respects.

GUARANTORS:	AFFLINK, LLC

	By:	/s/ Jeffrey W. Fender
	Name:	Jeffrey W. Fender
	Title:	Vice President and Treasurer

AFFLINK HOLDING CORPORATION

	By:	/s/ Jeffrey W. Fender
	Name:	Jeffrey W. Fender
	Title:	Vice President and Treasurer

FOODSERVICE PURCHASING GROUP, LLC

	By:	/s/ Jeffrey W. Fender
	Name:	Jeffrey W. Fender
	Title:	Vice President and Treasurer

FOX RIVER FOODS, INC.

	By:	/s/ Jeffrey W. Fender
	Name:	Jeffrey W. Fender
	Title:	Vice President and Treasurer

FRF TRANSPORT, INC.

	By:	/s/ Jeffrey W. Fender
	Name:	Jeffrey W. Fender
	Title:	Vice President and Treasurer

Performance Food Group, Inc.

Second Amendment

Signature Page

INSTITUTION FOOD HOUSE, INC.

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

KENNETH O. LESTER COMPANY, INC.

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

LIBERTY DISTRIBUTION COMPANY, LLC

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

OLD HICKORY LOGISTICS, LLC

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

PERFORMANCE TRANSPORTATION, LLC

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

PFG TRANSCO, INC.

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

Performance Food Group, Inc.

Second Amendment

Signature Page

PFST HOLDING CO.

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

VISTAR TRANSPORTATION, LLC

By:	/s/ Jeffrey W. Fender
Name:	Jeffrey W. Fender
Title:	Vice President and Treasurer

Performance Food Group, Inc.

Second Amendment

Signature Page

ADMINISTRATIVE AGENT:

AGREEMENT TO ALL AMENDMENTS: By making a deliberate mark on this line, the undersigned Lender agrees to the amendments set forth in Section 2 and Section 3 of this Agreement. By leaving this line blank, the undersigned Lender agrees only to the amendments set forth in Section 2 of this Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank, and Lender

By:	/s/ Dan Denton
Name:	Dan Denton
Title:	Vice President